UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2014

ULTIMATE NOVELTY SPORTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-179280	45-4267181
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 40 East Main Street, Suite 998,
Newark,  Delaware 19711

(Address of principal executive offices)(Zip Code)

(302) 231-1252

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers Compensatory Arrangements of Certain Officers

On April 15, 2014, Ultimate Novelty Sports, Inc. (the “Company”) approved the following new members of the Board of Directors:

Dr. Harvey Katz, CEO and Director of Ultimate Novelty Sports, Inc.

Dr. Katz was educated at Loop City College, Loyola University, the University of Chicago, all in Chicago, Illinois and Stafford University .He majored in Business and Environmental Science. Dr. Katz has had articles published and lectured at the University of Florida Department Of Plastics, University of Nevada Las Vegas, Virginia Tech and others. Currently he is affiliated with the University of Texas-Center for ElectroMechanics. He was the Honorary Chairman of the Republican Committee in Florida while President Bush (43) was in office. He was asked and accepted an appointment to an economic committee and was honored with a presidential medal for his contributions to the party and country.

Dr. Katz is currently representing Earth Science Tech as a member of the “International Cannabinoid Research Society (ICRS),” he’s a member of Congressional Research Service, Society of Petroleum Engineers, American Chemical Society, and has been a member of other nonprofessional organizations such as Society of Military Engineers, Who’s Who in America.

(c) Exhibits

Exhibit No.	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ultimate Novelty Sports, Inc.

Dated: April 17, 2014	By:	/s/ Harvey Katz
Harvey Katz
Title: President